                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Proxy Statement
[_]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to SS.240.14a-12


                              Concord Camera Corp.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     ___________________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________

     5)   Total fee paid:

     ___________________________________________________________________________

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     ___________________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:
     ___________________________________________________________________________

     3)   Filing Party:
     ___________________________________________________________________________

     4)   Date Filed:
     ___________________________________________________________________________

                              CONCORD CAMERA CORP.
                            4000 Hollywood Boulevard
                  Presidential Circle - 6th Floor, North Tower
                            Hollywood, Florida 33021

                                 ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 17, 2002



         The Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") will be held at the Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida 33316, on January 17, 2002, at 10:00 a.m., local time, for the following purposes:

1.       To elect directors for the ensuing year;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 29, 2002; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         Only shareholders of record at the close of business on November 30, 2001 are entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         Please sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Management asks that you do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                              By Order of the Board of Directors




                                              Brian F. King
                                              Secretary


Hollywood, Florida
December 14, 2001

                              CONCORD CAMERA CORP.

                                   ----------

                                 PROXY STATEMENT
                             dated December 14, 2001

                                   ----------


                       FOR ANNUAL MEETING OF SHAREHOLDERS
                      to be held Thursday, January 17, 2002



         This Proxy Statement is furnished by the Board of Directors (the "Board") of CONCORD CAMERA CORP. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders which will be held at the Hyatt Regency Pier 66, 2301 S.E. 17th Street Causeway, Fort Lauderdale, Florida 33316 on January 17, 2002, at 10:00 a.m., local time, and all adjournments thereof (the "Annual Meeting").

         The Board has fixed the close of business on November 30, 2001 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 27,428,208 shares of common stock, no par value (the "Common Stock"), the Company's only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote. The presence, in person or by proxy, of holders of a majority of all the outstanding Common Stock constitutes a quorum at the Annual Meeting. Shares of Common Stock represented by proxies that reflect abstentions and "broker non-votes" (i.e., Common Stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will not be counted as a vote cast for the purpose of determining the number of votes required to approve a proposal.

         Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to the Company, Attention: Secretary; (ii) execution of a subsequent proxy; or (iii) attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. All shares of Common Stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy (and except for "broker non-votes" described above), shares of Common Stock represented by proxies will be voted: (i) FOR the election of management's nominees for directors; (ii) FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 29, 2002 ("Fiscal 2002"); and (iii) in the discretion of the proxy holders with respect to such other matters as may come before the Annual Meeting.

         All information in this Proxy Statement gives effect to a two-for-one stock split effective on April 14, 2000 to shareholders of record on March 27, 2000.

         The Company's executive offices are located at 4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower, Hollywood, Florida 33021. Mailing to shareholders of this Proxy Statement, the accompanying form of proxy, and the Company's Annual Report to Shareholders for the fiscal year ended June 30, 2001 ("Fiscal 2001") will commence on or about December 14, 2001.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

Nominees for Election of Directors

         Pursuant to Article III of the Company's By-laws, as amended, the Board has fixed the number of directors constituting the entire Board at six. All six directors are to be elected at the Annual Meeting, each to hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. In voting for directors, each shareholder is entitled to cast one vote for each share of Common Stock held of record, either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. The election of directors requires the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. The Board recommends a vote FOR each of the nominees. It is intended that proxies that do not withhold the authority to vote for the nominees will be voted FOR each of the nominees.

         The following sets forth information with respect to each nominee for director, all of whom are currently serving as directors of the Company. The information has been furnished to the Company by the individuals named.

                                   Year First
                                    Elected/
                                   Nominated
Name of Nominee             Age     Director         Positions and Offices with the Company
---------------             ---     --------         --------------------------------------
Ira B. Lampert              56        1993           Chairman  of  the  Board,
                                                     Chief  Executive Officer
                                                     and President
Ronald S. Cooper            63        2000           Director
Morris H. Gindi             57        1988           Director
J. David Hakman             60        1993           Director
William J. Lloyd            62        2000           Director
William J. O'Neill, Jr.     59        2001           Director

         Ira B. Lampert has been the Chairman and Chief Executive Officer of the Company since July 13, 1994. For the calendar year 1995 and again from July 31, 1998 through the present, Mr. Lampert also served as President of the Company. Mr. Lampert is a member of the Board of the Queens College Foundation of the City University of New York and is the Treasurer of the Boys & Girls Republic, a nonprofit organization for underprivileged children.

         Ronald S. Cooper has been a director of the Company since January 2000. Mr. Cooper is a co-founder and principal of LARC Strategic Concepts, LLC, a consulting firm focusing on emerging growth companies. Mr. Cooper retired from Ernst & Young LLP in September 1998, having joined the firm in 1962. He became a partner in 1973 and was Managing Partner of the firm's Long Island office from 1985 until he retired. He is also a director of Frontline Capital Group, a publicly traded e-commerce company.

         Morris H. Gindi has been a director of the Company since 1988. Mr. Gindi has served as the Chief Executive Officer of Notra Trading Inc., an import agent in the housewares and domestics industry, since 1983 and as Chief Executive Officer of Morgan Home Fashions, a manufacturer and distributor of home textiles, since 1995.

         J. David Hakman has been a director of the Company since 1993. Mr. Hakman owns Hakman Capital Corporation, an investment and merchant banking concern, a subsidiary of which is a member of the National Association of Securities Dealers, Inc. In addition, Mr. Hakman is a director of Hanover Direct, Inc., a direct marketing business.

         William J. Lloyd has been a director of the Company since May 2000. Mr. Lloyd has been Executive Vice President and Chief Technology Officer of Gemplus International, a leading smart card solutions provider for telecommunications, financial services and e-business security, since November 2000. Prior to joining Gemplus, Mr. Lloyd was co-chief executive of Phogenix Imaging, LLC, a Hewlett Packard/Kodak joint venture. From 1969 to 2000, Mr. Lloyd held various management positions at Hewlett Packard, most recently as Vice President, Chief Technology Officer for its Digital Media Solutions and Personal Appliances and Services.

         William J. O'Neill, Jr. has been a director of the Company since August 2001. Mr. O'Neill is a founder and principal of O'Neill Group, Inc., a consulting firm focused on developing business strategies, operational execution, financial evaluations and fundraising activities. From 1969 to 1999, Mr. O'Neill held various management positions at Polaroid, most recently as Executive Vice President and President, Corporate Business Development. In July 2001, he was appointed as Dean of the Frank Sawyer School of Management at Suffolk University in Boston, Massachusetts.

Meetings and Committees of the Board of Directors

         In Fiscal 2001, the Board held five meetings. The Board has an Audit Committee, a Compensation and Stock Option Committee, an Executive Committee, a Nominating Committee and a Marketing and Product Development Committee.

         The Audit Committee, consisting of Ronald S. Cooper (Chairman), William
J. Lloyd and William J. O'Neill, Jr., reviews and reports to the Board with respect to various auditing and accounting matters including recommendations to the Board as to the selection of the Company's independent auditors, the scope of audit procedures, general accounting policy matters and the performance of the Company's independent auditors. See the "Audit Committee Report" below. The Audit Committee held seven meetings in Fiscal 2001.

         The Compensation and Stock Option Committee, consisting of William J. O'Neill, Jr. (Chairman) and Ronald S. Cooper, reviews and makes recommendations to the Board regarding executive compensation. See the "Compensation Committee Report on Executive Compensation" below. The Compensation and Stock Option Committee held three meetings in Fiscal 2001.

         The Nominating Committee, consisting of Ira B. Lampert (Chairman) and
J. David Hakman, nominates those persons who will be invited to stand for election to the Board of Directors as management nominees at any and all ensuing meetings of the shareholders of the Company. The Nominating Committee held one meeting in Fiscal 2001. Shareholder suggestions of one or more nominees for election to the Board may be sent in writing to the Nominating Committee,
Attention: Chairman, c/o Concord Camera Corp., Presidential Circle - 6th Floor, North Tower, 4000 Hollywood Boulevard, Hollywood, Florida 33021.

         In Fiscal 2001, all of the directors attended at least 75% of the aggregate of the total number of meetings of the Board and committees on which they served.

Director Compensation

         During Fiscal 2001, each non-employee member of the Board of Directors was paid the following: (i) an annual fee of $15,000 for serving on the Board;
(ii) a $2,500 annual fee for each Board committee on which he served ($3,500 for serving as Chairman); and (iii) $1,000 for each Board or committee meeting attended. In light of the cost-cutting measures recently undertaken by the Company, the annual fee payable to each non-employee Board member for serving on the Board was reduced from $15,000 to $12,000 effective July 1, 2001.

         In addition, pursuant to the Company's Incentive Plan, each non-employee director automatically receives the following options to purchase shares of the Common Stock. Upon appointment to the Board, each non-employee director receives: (i) an option to purchase up to 40,000 shares, vesting as to 8,000 shares on the following January 1 and on each January 1 thereafter (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the options that would have vested on the next January 1 are forfeited); and (ii) an immediately exercisable option to purchase 13,000 shares. On each anniversary of his appointment, each non-employee director receives another immediately exercisable option to purchase 13,000 shares. All of the foregoing options have an exercise price equal to the closing price of the Common Stock on the date of grant and expire on the earlier of: (i) five years from the grant date; or (ii) one year after the grantee ceases to be a member of the Board.

         The Company's directors participated in the exchange offer described below under the caption "Stock Options" and exchanged their outstanding options having an exercise price of more than $7.00 per share for new options to purchase 75% of the shares subject to the old options, at an exercise price at $5.97 per share.

         Effective July 19, 2001, the Company amended the outstanding, fully vested options held by three former directors to permit such options to be exercised until their stated expiration date, in light of the valuable years of advice and service that had been provided during the eight-to-ten years of their tenure as members of the Board of Directors. These former directors also participated in the exchange offer described below under the caption "Stock Options."

Executive Officers

         Set forth below is the name, and age as of December 1, 2001, of each of the Company's executive officers, together with certain biographical information for each of them (other than Ira B. Lampert, for whom biographical information is provided above under "Nominees for Election of Directors"):

Name of Executive Officer            Age        Positions and Offices with the Company
-------------------------            ---        --------------------------------------
Ira B. Lampert                        56        Chairman of the Board, Chief Executive Officer and President
Gerald J. Angeli                      49        Vice President of Worldwide Engineering and Technology
Brian F. King                         48        Senior Vice President and Secretary
Keith L. Lampert                      31        Vice President of Worldwide Operations of the Company;
                                                Managing Director of Concord Camera HK Limited
Harlan I. Press                       37        Vice President, Treasurer and Assistant Secretary
Urs W. Stampfli                       50        Vice President and Director of Global Sales and Marketing


         Gerald J. Angeli joined the Company in April 2000 as Vice President, OEM Product Supply. Since March 2001, he has served as the Company's Vice President of Worldwide Engineering and Technology. From July 1997 to April 2000, Mr. Angeli was Vice President, Global Manufacturing and Products Supply for NCR Corporation's Systemedia Group, where he was responsible for manufacturing, customer service, distribution and logistics. Before that, Mr. Angeli was employed by Kodak for 20 years in various capacities, most recently as Manager of Worldwide Manufacturing and Supply Chain and Vice President, Consumer Imaging.

         Brian F. King has been Senior Vice President of the Company since August 1998. In addition, Mr. King has served as Secretary of the Company since August 1996 and served as Managing Director of Concord Camera HK Limited ("Concord HK") from August 1996 through April 2000. Mr. King served as the Company's Vice President of Corporate and Strategic Development from June 1996 to August 1998.

         Keith L. Lampert, who is a son of Ira B. Lampert, has been the Company's Vice President of Worldwide Operations since March 2001 and Managing Director of Concord HK since April 2000. He became a Vice President of the Company in August 1998. Among other things, Mr. Lampert is responsible for the Company's operations in Hong Kong and the People's Republic of China. Mr. Lampert has been employed by the Company since 1993. Mr. Lampert is also the Business Sub-Committee Chairman of the Hong Kong Photographic and Optics Manufacturers Association.

         Harlan I. Press has been Vice President and Treasurer since April 2000, Chief Accounting Officer since November 1994, and Assistant Secretary of the Company since October 1996. Mr. Press served as the Corporate Controller of the Company from October 1996 through April 2000. Mr. Press is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Financial Executives Institute.

         Urs W. Stampfli has been Vice President and Director of Global Sales and Marketing for the Company since April 2000. Mr. Stampfli joined the Company in May 1998 as Director of Global Sales and Marketing. From 1990 to April 1998, Mr. Stampfli was Vice President, Marketing, Photo Imaging Systems of Agfa Division, Bayer Corporation.

Executive Compensation

         The following table contains certain information regarding aggregate compensation paid or accrued by the Company during Fiscal 2001 to the Chief Executive Officer and to each of the other four highest paid executive officers.



                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term
                                                                                     Compensation
                                                  Annual Compensation                    Awards
                                           ---------------------------------------   ------------
                                                                                        Shares
                                                                      Other Annual     Underlying        All Other
Name and                     Fiscal        Salary*       Bonus*       Compensation      Options         Compensation
Principal Position            Year           ($)          ($)              ($)            (#)                ($)
------------------           ------        --------     --------      ------------      --------        ------------
Ira B. Lampert                2001         $969,444     $860,686       $186,555(1)            --        $1,461,524(7)
  Chairman, Chief             2000          704,167      400,000        201,482(2)       350,672           882,371(8)
  Executive Officer           1999          616,668      350,000        148,595(3)            --           628,951(9)
  and President

Brian F. King                 2001          425,000      444,809         18,000(4)            --          385,807(10)
  Senior Vice President       2000          327,147      175,000         18,000(4)       169,680          123,148(11)
                              1999          322,460      150,000         48,000(5)            --          105,783(11)

Keith L. Lampert              2001          240,000      281,639         25,000(6)            --          229,868(12)
  Vice President of           2000          204,601      100,000         25,000(6)       101,808           83,520(13)
  Worldwide Operations;       1999          167,052       75,000         25,000(6)            --           72,037(13)
  Managing Director
  of Concord HK



Urs W. Stampfli               2001          223,650      155,282         12,000(4)            --           44,647(14)
  Vice President and          2000          192,500       45,000         12,000(4)        24,886            7,245(15)
   Director of Global         1999          175,000        5,000         12,000(4)            --            7,245(15)
   Sales and Marketing

Harlan I. Press               2001          170,000      138,584          6,000(4)            --           59,459(16)
  Vice President and          2000          155,000       50,000          6,000(4)        41,330            6,515(17)
  Treasurer                   1999          140,178       40,000          4,833(4)        40,000              790(15)


-----------------
(*) Represents bonuses determined and paid by the Company in the fiscal year, based on the Company's and the executive's performance in the previous fiscal year. No bonuses were awarded with respect to Fiscal 2001. In addition, in light of the cost-cutting measures recently undertaken by the Company, the executive officers named in the above table all voluntarily agreed, on a verbal basis, to a decrease in their base salaries of approximately 11% effective as of July 1, 2001 (the beginning of Fiscal
     2002).
(1) Represents $30,808, $56,422 and $99,325 paid for auto allowances and costs, partial housing costs and reimbursement of taxes, respectively.
(2) Represents $35,911, $66,141 and $99,430 paid for auto allowances and costs, partial housing costs and reimbursement of taxes, respectively.
(3) Represents $35,595, $48,000 and $65,000 paid for auto lease and costs, partial housing costs and reimbursement of taxes, respectively.
(4)  Represents auto allowances paid.
(5) Represents $12,000 and $36,000 paid for auto and overseas allowances, respectively.

(6)  Represents overseas allowances paid.
(7) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in Fiscal 2001, as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below; (b) the $500,000 yearly credit for 2001 under the Lampert SERP, also described under the same heading; (c) payments by the Company for insurance premiums; and (d) $404,883 repaid to Ira B. Lampert as deferred compensation pursuant to the conditional release program (described under "Certain Relationships and Related Transactions" below) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(8) Represents: (a) $452,371 of indebtedness forgiven (including principal and interest) by the Company as part of the conditional release program described under "Certain Relationships and Related Transactions" below; (b) $400,000 of deferred compensation credited to his account under the Lampert SERP (described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below); and (c) payments by the Company for insurance premiums.
(9) Represents: (a) $389,827 of indebtedness forgiven (including principal and interest) by the Company as part of the conditional release program described under "Certain Relationships and Related Transactions" below; (b) $220,000 of deferred compensation credited to his account under the Lampert SERP (described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below); and (c) payments by the Company for insurance premiums.
(10) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in Fiscal 2001, as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below; (b) payments by the Company for insurance premiums; and (c) $133,419 repaid to Brian F. King as deferred compensation pursuant to the conditional release program (described under "Certain Relationships and Related Transactions" below) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(11) Represents: (a) indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program described under "Certain Relationships and Related Transactions" below, in the amounts of $103,954 for Fiscal 1999 and $120,632 for Fiscal 2000; and (b) payments by the Company for insurance premiums.
(12) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in Fiscal 2001, as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below; (b) payments by the Company for insurance premiums; and (c) $78,858 repaid to Keith L. Lampert as deferred compensation pursuant to the conditional release program (described under "Certain Relationships and Related Transactions" below) because he prepaid the total amount of the indebtedness before it was scheduled to be forgiven by the Company.
(13) Represents: (a) indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program described under "Certain Relationships and Related Transactions" below, in the amounts of $71,468 for Fiscal 1999 and $82,935 for Fiscal 2000; and (b) payments by the Company for insurance premiums.
(14) Represents: (a) the amount of the April 19, 2000 grant of deferred compensation that vested in Fiscal 2001, as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below; and (b) payments by the Company for insurance premiums.
(15) Represents insurance premiums paid by the Company.
(16) Represents: (a) $3,379 of indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program described under "Certain Relationships and Related Transactions" below; (b) the amount of the April 19, 2000 grant of deferred compensation that vested in Fiscal 2001, as described under "Executive Employment Contracts, Termination of Employment and Change in Control Arrangements" below; and
     (c) payments by the Company for insurance premiums.
(17) Represents: (a) $5,615 of indebtedness forgiven (including principal and interest) by the Company as part of a conditional release program (see "Certain Relationships and Related Transactions" below); and (b) payments by the Company for insurance premiums.

Stock Options

         No stock option grants were made during Fiscal 2001 to any of the executive officers named in the "Summary Compensation Table."

         The following table sets forth information concerning stock option exercises during Fiscal 2001 by each of the executive officers named in the "Summary Compensation Table" and the fiscal year-end value of unexercised options held by such officers, based on the closing price of $5.90 for the Common Stock on June 29, 2001.

                Aggregated Stock Option Exercises in Fiscal 2001
                        and Fiscal Year-End Option Values


                       Shares                           Number of Shares Underlying       Value of Unexercised
                      Acquired                           Unexercised Options at FY        In-the-Money Options
                         on             Value                     End (#)                     at FY End ($)
     Name            Exercise (#)    Realized ($)     Exercisable       Unexercisable   Exercisable    Unexercisable
     ----            ------------    ------------     -----------       -------------   -----------    -------------
Ira B. Lampert         123,000*        $956,850*       1,481,817           155,855      $6,185,363              --
Brian F. King                --               --         480,932            75,414       1,835,038              --
Keith L. Lampert             --               --         346,560            45,248       1,391,735              --
Urs W. Stampfli              --               --          73,825            11,061         189,000              --
Harlan I. Press         30,000*         381,093*          80,738            26,592         187,500         $85,500

-----------------
  * None of the shares acquired upon these exercises have been sold; the executives exercised these options and held the shares so acquired.


         On August 28, 2001, the Company launched an offer to exchange outstanding stock options with an exercise price of more than $7.00 per share for new options to purchase 75% of the shares subject to the outstanding options at an exercise price of $5.97 per share (the closing price of the Common Stock as reported on the Nasdaq National Market on the date the Board approved the exchange offer). The exchange offer expired on October 16, 2001. The Company accepted for exchange and cancelled a total of 1,375,876 shares of Common Stock and issued new options to purchase a total of 1,031,908 shares of Common Stock in exchange for the cancelled options.

Executive Employment Contracts, Termination of Employment and Change in Control Arrangements

         In light of the cost-cutting measures recently undertaken by the Company, Ira B. Lampert, Brian F. King, Keith L. Lampert, Urs W. Stampfli and Harlan I. Press all voluntarily agreed, on a verbal basis, to a decrease in their base salaries of approximately 11% effective as of July 1, 2001.

         Pursuant to the employment agreement between the Company and Ira B. Lampert dated as of May 1, 1997, as amended (the "Lampert Agreement"), Mr. Lampert serves in the capacities of Chairman, Chief Executive Officer and President of the Company. The Lampert Agreement provides for an annual salary of $900,000 (voluntarily reduced effective as of July 1, 2001 to $800,000 per annum), has a term of four years and provides for the term of employment to be automatically extended for one additional day for each day of the term of employment during which neither party notifies the other that the term should not be extended. The Lampert Agreement prohibits Mr. Lampert from competing with the Company for a one-year period following the termination of his employment with the Company.

         Pursuant to the Lampert Agreement, the Company adopted a supplemental executive retirement plan which was later amended and restated as of April 19, 2000 (the "Lampert SERP") for the benefit of Mr. Lampert. A specified amount, currently $500,000, is credited to the Lampert SERP account each year (the "Yearly Credit"). The Yearly Credits are 100% vested and not subject to forfeiture. Each time the Company credits a Yearly Credit to the Lampert SERP account, the Company simultaneously contributes an amount equal to such credit to a trust established for the purpose of accumulating funds to satisfy the obligations incurred by the Company pursuant to the Lampert SERP.

         The Terms of Employment between the Company and Brian F. King, Senior Vice President, dated effective as of January 1, 2000, provided for an annual salary of $400,000, which increased to $450,000 effective January 1, 2001 (voluntarily reduced effective as of July 1, 2001 to $400,000 per annum). The agreement expires on January 2, 2003, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty days' notice. Under this agreement, if the Company terminates Mr. King's employment at any time without cause or if Mr. King terminates his employment after January 1, 2003, he is entitled to severance payments equal to one year's base salary plus his automobile allowance, and the deferred compensation described below. The agreement also prohibits Mr. King from competing with the Company for one year following the termination of his employment with the Company.

         The Terms of Employment between the Company and Keith L. Lampert, Vice President of Worldwide Operations of the Company and Managing Director of Concord HK, dated effective as of January 1, 2000, provided for an annual salary of $225,000, which increased to $255,000 effective January 1, 2001 (voluntarily reduced effective as of July 1, 2001 to $225,000 per annum). The agreement also provides for an overseas allowance of $25,000 per year while Mr. Lampert is on assignment overseas. It expires on January 2, 2003, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty days' notice. Under this agreement, if the Company terminates Mr. Lampert's employment at any time without cause or if Mr. Lampert terminates his employment after January 1, 2003, he is entitled to severance payments equal to one year's base salary plus his overseas allowance, automobile allowance and the deferred compensation described below. The agreement also prohibits Mr. Lampert from competing with the Company for one year following the termination of his employment with the Company.

         The Terms of Employment between the Company and Urs W. Stampfli, Vice President and Director of Global Sales and Marketing, dated effective as of January 1, 2000, provided for an annual salary of $210,000, which increased to $236,800 effective January 1, 2001 (voluntarily reduced effective as of July 1, 2001 to $210,000 per annum). The agreement expires on January 2, 2003, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty days' notice. Under this agreement, if the Company terminates Mr. Stampfli's employment at any time without cause or if Mr. Stampfli terminates his employment after January 1, 2003, he is entitled to severance payments equal to one year's base salary plus his automobile allowance and the deferred compensation described below. The agreement also prohibits Mr. Stampfli from competing with the Company for one year following the termination of his employment with the Company.

         The Terms of Employment between the Company and Harlan I. Press, Vice President and Treasurer, dated effective as of January 1, 2000, provided for an annual salary of $160,000, which increased to $180,000 effective January 1, 2001 (voluntarily reduced effective as of July 1, 2001 to $160,000 per annum). The agreement expires on January 2, 2003, unless renewed by mutual agreement of the parties, and may be terminated by the Company on thirty days' notice. Under this agreement, if the Company terminates Mr. Press' employment at any time without cause or if Mr. Press terminates his employment after January 1, 2003, he is entitled to severance payments equal to one year's base salary plus his automobile allowance and the deferred compensation described below. The agreement also prohibits Mr. Press from competing with the Company for one year following the termination of his employment with the Company.

         In connection with a one-time grant of deferred compensation to the following executive officers, effective as of April 19, 2000, the Company adopted a Supplemental Executive Retirement Plan and Agreement for the benefit of each of Brian F. King, Keith L. Lampert, Urs W. Stampfli and Harlan I. Press (the "Executive SERPs"). The Company simultaneously contributed the following amounts to trusts established for the purpose of holding funds to satisfy the Company's obligations under each of the Executive SERPs: (i) under the plan for Brian F. King, $750,000; (ii) under the plan for Keith L. Lampert, $450,000,
(iii) under the plan for Harlan I. Press, $165,000, and (iv) under the plan for Urs W. Stampfli, $110,000. The amounts in the Executive SERP accounts vest, so long as the executive continues to be employed by the Company, in three equal annual installments beginning January 1, 2001 or immediately upon: (i) a change of control of the Company; or (ii) a termination of the executive's employment by the Company without cause. The Company simultaneously approved a one-time grant of deferred compensation to Ira B. Lampert in the amount of $1,549,999 with the same vesting schedule as under the Executive SERPs. The Lampert SERP includes appropriate terms to govern the one-time grant of deferred compensation to Mr. Lampert.

Compensation Committee Report on Executive Compensation

         The Compensation and Stock Option Committee of the Board (hereinafter, the "Committee") is composed of two non-employee directors. The Committee seeks to ensure that the Company's compensation policies are designed and implemented to promote the goal of enhancing long-term shareholder value. The Committee believes that the key to achieving this goal is to attract, retain and motivate qualified and experienced executive officers and employees. The Committee therefore favors forms of compensation that encourage and reward long-term service to the Company, and enable those who succeed in building shareholder value to share in the value they have helped to create. As such, the Committee believes that critical components of compensation for executives are: (i) the award of stock options at the time the executive joins the Company and periodically thereafter and (ii) the payment of annual cash incentive compensation based upon the attainment by the Company of a specified return on equity set by the Board each fiscal year. The Committee continues to evaluate the critical components of executive compensation from time to time through the utilization of outside compensation consultants. The Committee believes that providing executives with opportunities to acquire significant stakes in the Company's growth and prosperity through the grant of stock options and other incentive awards will enable the Company to attract and retain qualified and experienced executive officers.

         Executive Officers (other than the CEO). Pursuant to the Company's By-laws, the Chief Executive Officer ("CEO") determines the compensation of all executive officers who are not members of his family. In determining the appropriate level of compensation for the executive officers named in the "Summary Compensation Table," outside compensation consultants were engaged to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, market capital and/or assets). After completing an internal recommendation and approval process involving other executive officers, the CEO takes many factors into consideration in determining an executive's compensation including: individual performance; the Company's financial performance; the compensation of executives at corporations of similar size and operations; years of service to the Company; the executive's responsibilities; the amount of time and travel required by the position; and the desire to encourage the long-term commitment of the executive. With respect to new executives, the CEO also takes into consideration the results of any arms-length negotiations between the Company and such executive. The compensation of any executive who is a member of the CEO's family is determined by the Board based on the Committee's recommendation. In these instances, after completing an internal recommendation and approval process involving other executive officers, the CEO recommends the level of compensation to the Committee based on the same factors utilized in determining the compensation of all other executive officers and such factors are then reviewed by the Committee in determining whether to approve or modify the CEO's recommendation before presenting it to the Board.

         Executive officers may also participate in an annual bonus pool equal to a percentage of the Company's after-tax net income provided that the Company's return on shareholders' equity is not less than a percentage established by the Board for each fiscal year. Since the return on shareholders' equity target established for Fiscal 2001 was not met, bonuses were not awarded to any of the Company's executive officers with respect to Fiscal 2001.

         In addition, as part of the compensation package of each executive, the CEO recommends, and the Committee considers, the grant of stock options to each executive based on the above factors. For the reasons discussed above, it is the Committee's policy to make stock options as large a portion of an executive's total compensation package as is reasonable. Options are generally awarded to executive officers at the time that they join the Company and periodically thereafter, with vesting over a number of years.

         Chief Executive Officer. In determining the appropriate level of compensation for the CEO, the Committee engaged the services of outside compensation consultants to obtain information and advice about competitive levels of compensation and particular compensation techniques used by public companies of comparable size (i.e., with comparable annual sales volume, market capital and/or assets). In order to further the Company's interest in retaining the services of the CEO, the annual base salary of the CEO was increased effective as of January 1, 2001 as discussed in greater detail elsewhere in this Proxy Statement. However, the CEO voluntarily agreed to have his base salary reduced effective as of July 1, 2001 to its prior level. See "Executive Compensation - Executive Employment Contracts, Termination of Employment and Change in Control Arrangements." The Committee approved his compensation based on criteria such as: (i) the complex international structure and operations of the Company, which are equivalent to those of much larger international corporations ; (ii) the contentious legal environment in which the Company operates; (iii) the parity of CEO pay with other executive officers of the Company and executive officers to be hired in the future; and (iv) the extensive worldwide travel and time requirements that the CEO position entails.

         William J. O'Neill, Jr., Chairman
         Ronald S. Cooper

Audit Committee Report

         The Audit Committee of the Board (the "Audit Committee") is comprised of three independent directors, as independence is defined under Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards, and operates under a written charter adopted by the Audit Committee and the Board. The members of the Audit Committee are Messrs. Cooper, Lloyd and O'Neill.

         The Audit Committee has reviewed and reassessed the adequacy of its written charter, a copy of which was included as an appendix to the Company's Proxy Statement as filed on December 12, 2000 with the Securities and Exchange Commission ("SEC").

         The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. Pursuant to its Charter, the Audit Committee is authorized to: (i) establish and review the activities of the independent certified accountants; (ii) review and approve the format of the financial statements to be included in the annual report to shareholders; (iii) review recommendations of the independent certified accountants and responses of management; (iv) review and discuss the Company's financial reporting, loss exposures and asset control with the independent certified accountants and management; (v) review on a continual basis the activities, organizational structure and qualifications of the Company's internal audit function (which is currently outsourced); (vi) monitor the Company's program for compliance with policies on business ethics;
(vii) annually obtain from the independent certified accountants a written delineation of their relationships and professional services, and take or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the independent certified accountants; (viii) review with the independent certified accountants and the Company's financial and accounting personnel the adequacy and effectiveness of the Company's financial and accounting controls; (ix) review quarterly and annual financial statements of the Company to determine that the independent certified accountants do not take exception to the disclosure and content of the quarterly financial statements, and that they are satisfied with the disclosure and content of the annual financial statements; (x) inquire about significant risks and exposures to the Company and assess steps to minimize such risks; (xi) review with financial management of the Company and the independent certified accountants the results of their analysis of significant financial reporting issues and practices; (xii) review legal and regulatory matters that may have a material effect on the financial statements or Company compliance policies; (xiii) review any transactions among the Company, its subsidiaries and their employees or affiliates; (xiv) receive reports from the Company's compliance officer regarding related party transactions and compliance with corporate policies; and
(xv) direct and supervise any special investigations the Audit Committee deems necessary.

         In conjunction with its activities during the Company's 2001 fiscal year, the Audit Committee reviewed and discussed the Company's quarterly unaudited and annual audited financial statements with management of the Company and its independent certified accountants. The members of the Audit Committee discussed the quarterly agreed upon procedures and annual audit procedures performed by the independent certified accountants in connection with the quarterly unaudited and annual audited financial statements with management of the Company and its independent certified accountants. The members of the Audit Committee also discussed with the Company's independent certified accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended by Statement of Auditing Standards No. 90. In addition, the Audit Committee received from the Company's independent certified accountants the written disclosures and the letter required by Independence Standards Board No. 1, and discussed with the independent certified accountants the independent certified accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the annual audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's Fiscal 2001.

         The Audit Committee has considered whether providing the non-audit services performed by its independent certified accountants is compatible with maintaining that firm's independence.

         Ronald S. Cooper, Chairman
         William J. Lloyd
         William J. O'Neill, Jr.

Beneficial Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of November 30, 2001, with respect to: (i) those persons or groups known to the Company to beneficially own more than 5% of the Common Stock; (ii) each director and each nominee for director; (iii) each executive officer named in the "Summary Compensation Table"; and (iv) the Company's directors and executive officers as a group:

                                                                     Amount and Nature of        Percent
Name of Beneficial Owner                                             Beneficial Ownership(1)   of Class(1)
------------------------                                             -----------------------   -----------
(i) Beneficial Owners of More than 5% of the Common Stock

"MEP Group" of Company Officers or
Employees as described in (2) below.........................              3,093,718(2)             10.4%
     Concord Camera Corp.
     4000 Hollywood Boulevard
     Presidential Circle - 6th Floor, North Tower
     Hollywood, Florida 33021

(ii) Directors and Nominees

Ira B. Lampert..............................................              2,007,258(2)(3)           6.9%
Ronald S. Cooper............................................                 44,500(4)               *
Morris H. Gindi.............................................                 75,000(5)               *
J. David Hakman.............................................                339,000(6)              1.2%
William J. Lloyd............................................                 34,750(7)               *
William J. O'Neill, Jr......................................                 21,000(8)               *

(iii) Named Executive Officers

Brian F. King...............................................                485,646(2)(9)           1.7%
Keith L. Lampert............................................                409,388(2)(10)          1.5%
Harlan I. Press.............................................                159,776(2)(11)           *
Urs W. Stampfli.............................................                 84,517(12)              *

(iv) All executive officers and directors as a group (11 persons)         3,716,185                12.3%

--------------------
*    Indicates less than one percent (1%).
(1) For purposes of this table, beneficial ownership was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") based upon information furnished by the persons listed or contained in filings made by them with the SEC; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Exchange Act. As of November 30, 2001, the Company had 27,428,208 shares of Common Stock issued and outstanding. All shares were owned directly with sole voting and investment power unless otherwise indicated.

(2) As of November 30, 2001, a group comprised of five officers or employees of the Company (Messrs. Ira B. Lampert, Brian F. King, Keith L. Lampert, Harlan I. Press and Arthur Zawodny) (collectively, the "MEP Group") beneficially owned, in the aggregate, 662,100 shares and options to purchase 2,431,618 shares of Common Stock, or 10.4% of 29,859,826 (the number of shares outstanding on that date plus the number of shares that would have been outstanding if all options held by the members of the MEP Group which were exercisable within 60 days of November 30, 2001 were exercised). Of that total, 316,400 shares and options to purchase 780,666 shares of Common Stock were purchased under the Management Equity Provisions ("MEP") of the Company's Incentive Plan and are subject to the terms of an Amended and Restated Voting Agreement, dated February 28, 1997, as amended (the "Voting Agreement") pursuant to which MEP shares are voted in accordance with the will of the holders of a majority of the shares governed by the Voting Agreement. The balance of 345,700 shares and options to purchase 1,650,952 shares of Common Stock were purchased or held outside the MEP. See "Certain Relationships and Related Transactions" below.
(3) Represents 1,491,558 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001, 490,700 shares owned, as to all of which Mr. Lampert has sole dispositive power, and 25,000 shares held by a ss.501(c)(3) charitable trust of which Mr. Lampert is a trustee with voting and dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.
(4) Includes 31,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001.
(5) Includes 41,500 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001, 1,000 shares held by his son, and 15,000 shares held by the Notra Trading Inc. Profit Sharing Plan & Trust, a retirement plan of which Mr. Gindi is a co-trustee and participant.
(6) Represents: (i) 41,500 shares that may be acquired pursuant to stock options, and 20,000 shares that may be acquired pursuant to a warrant, both of which are exercisable within 60 days of November 30, 2001; and (ii) 84,500 shares held by the Hakman Family Trust, of which Mr. Hakman is a trustee and beneficiary, 30,000 shares held by the Hakman Capital Corporation Profit Sharing Plan and Trust, and 163,000 shares held by a corporation controlled by Mr. Hakman.
(7) Represents 34,750 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001.
(8) Represents 21,000 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001.
(9) Represents 485,646 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001. Since Mr. King is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.
(10) Represents 349,388 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001 and 60,000 shares owned, as to all of which Keith Lampert has sole dispositive power. Since Mr. Lampert is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.
(11) Represents 81,776 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001 and 78,000 shares owned, as to all of which Mr. Press has sole dispositive power. Since Mr. Press is part of the MEP Group, the shares beneficially owned by him are included in footnote (2) above; the MEP Group is deemed to have acquired the shares beneficially owned by any member of the MEP Group described in footnote (2) above.
(12) Includes 74,517 shares that may be acquired pursuant to stock options exercisable within 60 days of November 30, 2001.

Comparative Stock Performance

         The graph and table set forth below compare the cumulative total shareholder return on the Common Stock for the years ended June 30, 1997 through June 30, 2001 with the Nasdaq Stock Market - U.S. Index and a Peer Group Index for the same periods. The Peer Group Index is comprised of the other members of the S.I.C. Code 3860 (Photographic Equipment and Supplies) as listed in the 1999 Nasdaq Stock Market Fact Book. The graph and table assume an investment of $100 in the Common Stock and each index on June 30, 1996 and the reinvestment of all dividends. The stock performance shown is not intended to forecast, and may not be indicative of, future stock performance.



                                  [LINE GRAPH]




                                     6/96   6/97   6/98  6/99    6/00   6/01
                                     ----   ----   ----  ----    ----   ----

Concord Camera Corp.                  100     80    186   168   1,336    378
Nasdaq Stock Market - U.S. Index      100    122    160   230     340    185
Peer Group Index                      100    131    111   127     182    161


Section 16 Beneficial Ownership Reporting Compliance

         Section 16(a) of the Exchange Act requires directors, executive officers and ten percent (10%) shareholders of the Company ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership of the Common Stock and any other equity securities with the SEC. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of the copies of the reports furnished to the Company and written representations from the Reporting Persons that no other reports were required, with respect to Fiscal 2001 the Company believes that: (i) the Reporting Persons complied with all Section 16(a) filing requirements applicable to them, except that Kent Klineman (a former director) filed a late Form 4 for May 2001; and (ii) there were no failures to file a report required under
Section 16(a) by any of the Reporting Persons.

Certain Relationships and Related Transactions

Consulting Arrangement with Director

         A corporation controlled by J. David Hakman has provided consulting services to the Company since 1997 pursuant to an engagement agreement entered into on September 25, 1997, as later amended and supplemented (the "Hakman Agreement"). Pursuant to the Hakman Agreement, the Company granted a warrant to purchase up to 260,000 shares of Common Stock at an exercise price of $2.25 per share to the corporation controlled by Mr. Hakman. In October 2000, the corporation exercised the warrant as to all 113,000 shares that had vested up until that time. As of November 30, 2001, 147,000 shares remained subject to the warrant and 20,000 of those shares were vested and exercisable.

Transactions under the Management Equity Provisions of the Incentive Plan

         On August 23, 1995, the Compensation Committee of the Board approved stock purchase awards under the Management Equity Provisions of the Company's Incentive Plan pursuant to which 1,000,000 shares of Common Stock were made available for purchase by senior management of the Company at a price per share equal to $2.6875 per share (the closing price of the Common Stock on August 23, 1995, as adjusted for the two-for-one stock split effective on April 14, 2000) pursuant to binding commitments to be made by such persons by August 31, 1995. The Company received commitments for the purchase of 888,000 shares (the "Purchased Shares"). Each purchaser was also granted the right to receive a contingent restricted stock award covering a number of shares equal to the number of shares he had purchased based upon attainment of increases in shareholder value in accordance with the Incentive Plan. If issued, such contingent restricted shares were to vest over a three-year period and were subject to forfeiture prior to vesting under certain conditions.

         In November 1995, members of the Company's senior management entered into purchase agreements (the "Purchase Agreements") for the Purchased Shares. Pursuant to the Purchase Agreements, each purchaser executed a full recourse note for the purchase price of such shares (each a "Note"; collectively, the "Notes") and pledged the Purchased Shares as security for the payment of the Note. The Notes bear interest at an annual rate of 6%. Concurrently with the execution of their respective Purchase Agreements and Notes, each purchaser entered into a Voting Agreement pursuant to which each purchaser agreed to vote all of his Purchased Shares and contingent restricted stock in accordance with the determination of the holders of a majority of all of the Purchased Shares and contingent restricted stock held by the purchasers. To effect the foregoing, each of the purchasers delivered an irrevocable proxy to Ira B. Lampert and agreed that prior to any transfer of Purchased Shares and contingent restricted stock, such purchaser would cause the transferee (i) to agree in writing with Mr. Lampert to be bound by the provisions of the Voting Agreement with respect to such shares and (ii) to execute and deliver to Mr. Lampert an irrevocable proxy.

         Pursuant to Amendments to each of the Purchase Agreements dated February 28, 1997 (the "Amendments"), the Company was relieved of its obligation to issue any contingent restricted stock. Instead, each participating member of the Company's senior management received, as of December 22, 1996, options to purchase that number of shares of Common Stock (the "Option Shares") equal to the number of Purchased Shares purchased by such person, at an exercise price of $0.9063 per share. The options vested as to 20% of the Option Shares covered thereby as of December 22, 1996, and the balance of the shares covered thereby began vesting December 31, 1996 in equal monthly installments over a four-year period during the term of employment or consultancy. The unvested portion became vested on August 19, 1998 when the average closing price of the Common Stock was at least $5.00 (pre-split adjustment) for 90 consecutive trading days. Concurrently with the Amendments, the Voting Agreement and the irrevocable proxies were amended and restated to include the Option Shares and delete any mention of the contingent restricted stock.

         In April 1999, the Board approved a conditional release program whereby the Company agreed to forgive a portion of the indebtedness represented by each Note and concurrently release a proportionate number of Purchased Shares held by the Company as security for payment of the Notes. The debt forgiveness and share release program (the "Release Program") began on May 1, 1999 and will continue on January 1 each year through January 1, 2003. The total principal sum subject to forgiveness under the Release Program is $2,386,500, together with interest owed under the Notes. The debt forgiveness is conditioned upon the person's continued employment with the Company. If a person ceases to be an employee or consultant of the Company prior to full forgiveness of the debt, the principal amount of the Note will immediately become due and payable, including any amounts scheduled to be forgiven at a future date.

         As contemplated by the Management Equity Provisions, subsequent to 1995 certain Purchased Shares and the related options were transferred to other eligible members of the Company's senior management upon their execution of the required agreements and Notes. Notes previously delivered to secure payment for such shares were canceled upon delivery of new Notes by current members. The Purchased Shares and options awarded pursuant to the Management Equity Provisions are presently held by Ira B. Lampert, Brian F. King, Keith L. Lampert, Harlan I. Press and Arthur Zawodny.

         In January 2000, the Board further provided that a participant in the Management Equity Provisions would have the right to prepay all or any portion of the indebtedness represented by a Note issued in connection with the purchase of shares, and that the amount so prepaid would be repaid to the participant as deferred compensation at such time as the amount would otherwise have been forgiven in accordance with the Release Program.

         The following are the scheduled release dates, and the total amounts that are (or were, as the case may be) to be forgiven* on such dates, under the Release Program.

                                                                               Total Principal       Total Purchased
                                                                            Indebtedness Forgiven    Shares Released
Releasee                                Release Dates                         or to be Forgiven     or to be Released
--------                                -------------                         -----------------     -----------------

Brian F. King................   May 1, 1999, and January 1st of                    $430,000*             160,000
                                2000, 2001, 2002 and 2003
Ira B. Lampert...............   May 1, 1999, and January 1st of                  $1,612,500*             600,000
                                2000, 2001, 2002 and 2003
Keith L. Lampert.............   May 1, 1999, and January 1st of                    $295,625*             110,000
                                2000, 2001, 2002 and 2003
Harlan I. Press..............   January 6, 2000, and January 1st of                 $10,750                4,000
                                2001, 2002 and 2003
Arthur Zawodny...............   May 1, 1999, and January 1st of                     $37,625               14,000
                                2000, 2001, 2002 and 2003

-----------
* After the January 1, 2000 release date, the balance of these amounts were repaid in full. Ira B. Lampert, Brian King and Keith Lampert have each prepaid in full the balance of the debts represented by their Notes and, assuming their continued employment with the Company, will be entitled to receive deferred compensation in lieu of the amounts scheduled to be forgiven under the Release Program.


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                 (Proposal Two)

         Ernst & Young LLP ("Ernst & Young"), independent certified accountants, was appointed by the Board to audit the Company's financial statements for Fiscal 2002. This firm has acted as independent certified accountants for the Company since 1996. A representative of Ernst & Young is expected to attend the Annual Meeting, will have an opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

Audit Fees

         The aggregate fees billed by Ernst & Young for professional services rendered for the audit of the Company's annual financial statements for Fiscal 2001 and the reviews of the financial statements in the Company's Forms 10-Q for Fiscal 2001 were approximately $235,350.

All Other Fees

         The aggregate fees billed by Ernst & Young for all other services rendered to the Company for Fiscal 2001 were approximately $187,580 for consulting services, merger and acquisition analysis and other non-audit services. There were no fees billed by Ernst & Young for services rendered in connection with the Company's financial information systems design and implementation during Fiscal 2001.

         The Board is seeking shareholder approval of its selection of Ernst & Young since it is customary for a public company to obtain shareholder approval of its auditors. If shareholders do not approve the appointment of Ernst & Young as the auditors of the Company for Fiscal 2002 at the Annual Meeting, the Board, on recommendation of its Audit Committee, may reconsider the selection.

         The affirmative vote of a majority of the votes cast by the holders of shares present or represented and entitled to vote at the Annual Meeting is required for shareholder approval. The Board recommends a vote FOR the ratification of the appointment of Ernst & Young as independent auditors for the Company for Fiscal 2002.


                                OTHER INFORMATION

Shareholder Proposals for 2003 Annual Meeting

         Under the rules of the SEC, any shareholder proposal intended to be presented at the Company's 2003 annual meeting of shareholders must be received by the Secretary of the Company at its executive offices no later than August 16, 2002, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.

         If a shareholder notifies the Company of an intent to present a proposal at the Company's 2003 annual meeting of shareholders less than 60 days before the meeting (and for any reason the proposal is voted on at that annual meeting), the Company's proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Expenses of Solicitation

         The cost of this proxy solicitation will be borne by the Company. In addition to the use of the mails, some regular employees of the Company, without additional remuneration, may solicit proxies personally or by telephone or facsimile. The Company will reimburse brokers, dealers, banks, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of Common Stock.

Other Business

         As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.


December 14, 2001

PROXY                         CONCORD CAMERA CORP.
     4000 Hollywood Boulevard, Presidential Circle - 6th Floor, North Tower
                            Hollywood, Florida 33021

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               ANNUAL MEETING OF SHAREHOLDERS - JANUARY 17, 2002


   The undersigned hereby appoints Brian F. King and Harlan I. Press, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Shareholders of Concord Camera Corp. (the "Company") to be held on January 17, 2002, and at any adjournments thereof, and to vote thereat all shares of common stock of the Company held of record by the undersigned at the close of business on November 30, 2001 in accordance with the instructions set forth on this proxy card and, in their discretion, on matters properly brought before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

                |_| PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

1. ELECTION OF DIRECTORS.

   NOMINEES:Ira B. Lampert, Ronald S. Cooper, Morris H. Gindi, J. David Hakman, William J. Lloyd and William J. O'Neill, Jr.

   |_|FOR ALL nominees listed above           |_| WITHHOLD AUTHORITY to vote for
      (except as indicated to the contrary).      all nominees listed above.

   -----------------------------------------------------------------------------
   (Instruction: To withhold authority to vote on any individual nominee, write the name above.)

                                   (Continued and to be signed on reverse side)

2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 29, 2002.
                      FOR |_|   AGAINST |_|   ABSTAIN |_|

If no specification is made, this proxy will be voted FOR Proposals 1 and 2 listed above.


                                          Dated:  -----------------------, 2002


                                          Signature:  -------------------------



                                          -------------------------------------
                                          Signature if jointly held

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.